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Name of Corporation:  DiCesare-Engler Promotions, Inc.

Address of registered office in Pennsylvania: 4423 Bigelow Boulevard, Pittsburgh, Allegheny, Pennsylvania 15213

Explain the purpose or purposes of the corporation:

To have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which a corporation may be incorporated under the Act of May 5, 1933, P.L. 364 as amended, under which Act this corporation is incorporated.

Aggregate Number of Shares, Classes of Shares and Par Value of Shares Which the Corporation Shall have Authority to Issue:

10,000 Shares, Common Stock, $1.00, $10,000.00, Perpetual

Name and Address of Each Incorporator, and the Number and Class of Shares Subscribed to by each Incorporator:

Spencer D. Hirshberg, 2000 The Frick Bldg., Pittsburgh, Pennsylvania 15219, 1 Share Common Stock

18th day of July 1985

                                                 /s/ Spencer D. Hirschberg
                                                 ------------------------------
                                                 Spencer D. Hirshberg